Exhibit 99.1
For immediate release
TRICO ACQUIRES THE DEEPOCEAN SHARES HELD BY DOF ASA
Houston, U.S. , June 13, 2008 (MARKET WIRE via COMTEX News Network) –
Mandatory offer to acquire all outstanding shares of DeepOcean made by Trico Shipping. Offer price: NOK 32 per share reduced by any declared dividend. Offer period 30 May to 30 June 2008 (both dates inclusive).
Trico Marine Services, Inc. (Nasdaq: TRMA) (“Trico” and/or the “Company”) announced today that it had entered into a share purchase agreement, through its subsidiary Trico Shipping, with DOF ASA (“DOF”) for the purchase of all of DOF’s 35,220,000 shares of DeepOcean ASA at NOK 32 per Share. In addition, Trico has acquired an additional 4,050,000 shares at NOK 32 in the open market.
Joseph S. Compofelice, Chairman and Chief Executive Officer of Trico, commented, “We are pleased to see that shareholders of DeepOcean recognize the value they are receiving for their shares and look forward to the completion of the tender offer later this month. Pursuant to this recent purchase of shares Trico now holds approximately 90.3% of Deep Ocean. We are pleased by DOF’s decision to sell their DeepOcean shares to Trico and we believe that this sale further confirms that Trico’s acquisition of DeepOcean has been in the best interest of all DeepOcean shareholders.”
As of 12:00 hrs CET, 12 June 2008, Trico Shipping has received Acceptances representing an aggregate of 101,540 DeepOcean Shares, and a total of 46 Shareholders have accepted the Offer. These reported numbers might be subject to changes, as the registration of Acceptances with the VPS for practical reasons has not yet been completed.
Following the purchase from DOF, Trico Shipping owns 97,698,955 DeepOcean Shares and has received acceptances of the Offer in respect of 101,540 DeepOcean Shares, in aggregate, representing 90.4% of the voting rights and share capital in DeepOcean.
Summary of main terms of the Offer:

Offer Price:	NOK 32 for each Share payable in cash, reduced by any declared dividend. The annual shareholders meeting of DeepOcean held on 13 June 2008, declared to distribute dividend of NOK 0.50 per DeepOcean Share.

Offer Period:	From and including 30 May 2008 to and including 30 June 2008 16.30 hrs CET.

Receiving Agent:	Carnegie ASA Stranden 1, Aker Brygge P.O. Box 684 Sentrum, NO — 0106 Oslo, Norway, telephone: +47 22 00 93 00, fax: +47 22 00 99 60 www.carnegie.no
This announcement is issued in connection with the Offer to acquire all of the issued and outstanding DeepOcean Shares, and should be read and construed in conjunction with the Offer Document dated 30 May 2008. Terms defined in the Offer Document have the same meaning in this announcement unless otherwise indicated.
About DeepOcean
DeepOcean was formed in 1999, and is now a recognized market leader in the provision of high quality IMR, survey and construction support, and subsea intervention and decommissioning services. It is also the leading supplier of marine trenching and cable laying services. DeepOcean controls a fleet of 14 vessels equipped with dynamic positioning systems and together with its owners has driven the development of a new type of DP support vessel equipped with heavy weather launch and recovery systems. DeepOcean operates a fleet of modern ROVs and trenching equipment and has pioneered the development of deepwater module handling systems. DeepOcean is based in Haugesund, Norway, and supports its overseas operations through facilities in Aberdeen, Darlington and Norwich (United Kingdom), Den Helder (The Netherlands), Ciudad del Carmen (Mexico) and Singapore. DeepOcean employs over 700 people worldwide.
DeepOcean has been listed on the Oslo Børs since December 2005.
About Trico
Trico is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia, as well as in the Gulf of Mexico. Trico uses its larger and more sophisticated vessels to provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, or ROVs, sea floor cable laying and trenching services.
Trico’s diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, and towing of drilling rigs and equipment from one location to another. As of May 15, 2008, Trico’s fleet consisted of 60 vessels, including five subsea platform supply vessels, seven other large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 38 supply vessels, three crew boats, and one line handling (utility) vessel. Additionally, Trico has 11 vessels on order for delivery in 2008 and 2009, including eight MPSVs acquired in the Active Subsea acquisition.
Trico is headquartered in Houston, Texas.
Because DeepOcean does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and because U.S. shareholders hold not more than 10 percent of the shares of

DeepOcean, the mandatory offer would not be subject to Sections 14(d)(1) through 14(d)(7) of the U.S. Exchange Act, Regulation 14D and Schedules TO and 14D-9 thereunder, and Rules 14e-1 and 14e-2 of Regulation 14E under the U.S. Exchange Act. As described above, Trico or its affiliates have purchased or entered into agreements to purchase DeepOcean shares otherwise than in the offer. Trico will disclose the number of shares acquired otherwise than in the offer in a press release or in the offer document related to the mandatory offer.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
For information:
Geoff A. Jones, Vice President and Chief Financial Officer +1 (713) 780-9926